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EXHIBIT 8.1     OPINION OF CROWE, CHIZEK AND COMPANY LLP
                RE:  STATE TAX MATTERS






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                                  [LETTERHEAD]


September 27, 1996


Board of Directors                     Board of Directors
Delphos Citizens Bancorp, Inc.         Citizens Federal Savings and Loan
114 East Third Street                  Association of Delphos
Delphos, Ohio  45833                   114 East Third Street
                                       Delphos, Ohio  45833

RE: Ohio business franchise tax and Ohio personal income tax opinion relating to the proposed conversion of Citizens Federal Savings and Loan Association of Delphos, a federally-chartered mutual savings and loan association, to a federally-chartered capital stock savings bank and the concurrent acquisition of 100% of the newly-issued stock of such corporation by Delphos Citizens Bancorp, Inc., a newly-formed holding company.

Gentlemen:

Pursuant to your request, our opinion concerning certain Ohio business franchise tax and Ohio personal income tax consequences of the proposed conversion of Citizens Federal Savings and Loan Association of Delphos, a federally-chartered mutual savings and loan association (the "Association") to a federally-chartered stock savings bank (the "Converted Association") and the concurrent acquisition of 100% of the newly-issued stock of such corporation by Delphos Citizens Bancorp, Inc., a newly-formed Delaware corporation operating exclusively within the State of Ohio (the "Company"), is set forth below.


STATEMENT OF FACTS

The facts and circumstances surrounding the proposed reorganization are quite detailed and are described at length in the Prospectus and Plan of Conversion. A summary of the proposed conversion and the related assumptions regarding such conversion are documented in the federal tax opinion letter dated September 27, 1996, as provided by Muldoon, Murphy & Faucette.

Our opinion is based solely upon our understanding that, pursuant to the Association's Plan of Conversion, the Association, will through a series of transactions, convert from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank and issue 100% of its newly-issued stock to the Company.

In addition, we have assumed, based solely on the opinion of Muldoon, Murphy & Faucette as presented in their letter dated September 27, 1996, for purposes of this opinion, that the following FEDERAL tax consequences will occur:

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Board of Directors
September 27, 1996
Page 2

1) The Conversion of the Association from a mutual savings and loan association to a stock savings and loan association will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Association nor the Converted Association shall recognize gain or loss as a result of the Conversion. The Association and the Converted Association will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2) No gain or loss will be recognized by the Converted Association or the Company on the receipt by the Converted Association of money from the Company in exchange for shares of the Converted Association's capital stock or by the Company upon the receipt of money from the sale of its common stock (Section 1032(a) of the Code).

3) The basis of the assets of the Association in the hands of the Converted Association shall be the same as the basis of such asses in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

4) The holding period of the assets of the Association in the hands of the Converted Association shall include the period during which the Association held the assets (Section 1223(2) of the Code).

5) No gain or loss will be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Converted Association plus interests in the liquidation account of the Converted Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Company (Section 356(a) of the Code). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized, but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) of the Code). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

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Board of Directors
September 27, 1996
Page 3

7) The basis of the deposit accounts in the Converted Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Association to be received by the Eligible Account Holders of the Association shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the Company's common stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).


OPINION

Based upon our analysis of applicable Ohio tax law and administrative rulings, we have made the following determinations:

A) The income tax liability of a corporation, other than a bank or thrift, conducting business and owning property within Ohio, is calculated by reference to the separate federal taxable income of that corporation, with certain modifications (Section 5733.04(I) of the Ohio Revised Code).

B) Banks and thrifts are not subject to the Ohio income tax (Section 5733.06(D) of the Ohio Revised Code).

C) The net worth tax liability of any corporation, including banks and thrifts, conducting business and owning property within Ohio, is determined by reference to the balance sheet of the corporation as of the end of its fiscal year or, under certain circumstances, as of December 31 of the first year such corporation is required to file an Ohio franchise tax return (Sections 5733.05(A) and 5733.06(D) of the Ohio Revised Code and Tax Commissioner's Rule 5703-5-03)

D) The income tax liability of an individual subject to the Ohio income tax on personal income is calculated by reference to the federal Adjusted Gross Income of that individual, with certain modifications (Section 5747.02 of the Ohio Revised Code).

Based upon the above facts and the opinions provided in the federal tax opinion letter dated September 27, 1996, as provided by Muldoon, Murphy & Faucette, we are of the opinion that, if the Conversion is effected in accordance with the Plan of Conversion, for Ohio tax purposes:

1) No gain or loss will be recognized by the Association upon its conversion from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank because such transfer will have no effect on the federal taxable income of the Association and because the Association is exempt from the Ohio income tax.

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Board of Directors
September 27, 1996
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2)  No gain or loss will be recognized by the Company upon the acquisition of the stock of the Association because such acquisition will have no effect on the federal taxable income of the Company.

3) No gain or loss will be recognized by the Eligible Account Holders or the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Converted Association plus interests in the liquidation account of the Converted Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts because such exchanges and issuances will have no effect on the federal Adjusted Gross Income of Eligible Account Holders, Supplemental Eligible Account Holders or other depositors.

4) Gain or loss will only be recognized by the Eligible Account Holders or the Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Company to the extent that such gain, if any, as described in item #6 in the federal tax opinion letter dated September 27, 1996, as provided by Muldoon, Murphy & Faucette results in an increase in the federal Adjusted Gross Income of any Eligible Account Holder or Supplemental Eligible Account Holder of the Association.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Ohio Revised Code which may also be applicable thereto, or as to the tax treatments of any conditions exiting at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Respectfully submitted,


/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP